Exhibit 2.3

NEITHER THIS UNSECURED CONVERTIBLE PROMISSORY NOTE (THIS “NOTE”) NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THIS NOTE AND SUCH SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. THE HOLDER OF THIS NOTE OR THE SECURITIES ISSUED UPON CONVERSION OF THIS NOTE MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THIS NOTE AND ANY SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

HALLADOR ENERGY COMPANY

UNSECURED CONVERTIBLE PROMISSORY NOTE

$1,000,000         May 2, 2022

Subject to the terms and conditions of this Note, for value received, Hallador Energy Company, a Colorado corporation (the “Company”), hereby promises to pay to the order of NextG Partners, LLC (“Holder”), the principal sum of One Million Dollars ($1,000,000) (the “Principal Balance”), together with accrued interest, as set forth in this Note.

The Holder acknowledges that this Note is one of a series of notes of substantially similar terms and conditions (collectively, the “Notes”) issued by the Company to the Holder and other holders (such holders with the Holder, collectively, the “Holders”).

The following is a statement of the rights of the Holder and the terms and conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees.

1.  DEFINITIONS. The following definitions shall apply for purposes of this Note.

“Applicable Rate” means a rate equal to the lower of: (a) the Highest Lawful Rate; and (b) eight percent (8%) per annum.

“Business Day” means a weekday on which banks are open for general banking business in Indiana.

“Change of Control” means (i) any consolidation, merger or other business combination of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in any of such events the voting shareholders of the Company prior to such event cease to own 50.1% or more of the voting power, or corresponding voting equity interests, of the surviving entity after such event, (ii) any person (as defined in Section 13(d) of the Exchange Act), together with its affiliates and associates (as such terms are defined in Rule 405 under the Securities Act), but excluding the Holder together with its affiliates and associates, beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 35% of the Company’s voting power, (iii) there is a replacement of more than one-half of the members of the Company’s Board of Directors which is not approved by those individuals who are members of the Company’s Board of Directors on the date thereof, (iv) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Company, determined on a consolidated basis, or (v) the Company enters into any agreement providing for an event set forth in (i), (ii), (iii) or (iv) above.

“Common Stock” means the common stock of the Company, par value $0.01.

“Conversion Price” means the greater of (i) $3.33 and (ii) the 30-day trailing VWAP ending on the and including the date on which this Note is converted.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of this Note.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Holder in connection with this Note under applicable law.

“Lost Note Documentation” means documentation reasonably satisfactory to the Company with regard to a lost or stolen Note, including, if required by the Company, an affidavit of lost note and an indemnification agreement by Holder in favor of the Company with respect to such lost or stolen Note.

“Maturity Date” means the earlier of (i) December 29, 2028 and (ii) the time at which the Balance of this Note is due and payable upon an Event of Default; provided, however that if the Event of Default is cured as permitted in this Note, then the Maturity Date shall not thereafter be deemed to have occurred with regard to such Event of Default under this clause (ii).

“Note” means this Unsecured Convertible Promissory Note.

“Original Issue Date” means the date of the first issuance of this Note, regardless of any transfers of the Note and regardless of the number of instruments which may be issued to evidence this Note.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other entity or any governmental authority.

“Principal Market” means the Nasdaq Capital Market, or such other principal market or exchange on which the Common Stock is then listed for trading.

“Securities Act” means the Securities Act of 1933, as amended.

“VWAP” means the daily dollar volume-weighted average sale price for the Common Stock on the Principal Market on any particular Trading Day during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” functions or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York City Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York City Time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by the OTC Markets. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as determined by the Company. All such determinations of VWAP shall be appropriately and equitably adjusted in accordance with the provisions set forth herein for any stock dividend, stock split, stock combination or other similar

2.  INTEREST; PAYMENT; RANKING.

2.1    Interest. Interest shall accrue on the Principal Balance annually at the Applicable Rate, beginning on the Original Issue Date until the entire Principal Balance and accrued but unpaid interest is paid in full (or until the date on which this Note redeemed, converted or exchanged, as provided herein). Accrued interest on this Note shall be computed on the basis of a 365-day year. Any interest due hereunder shall be payable by the Company in cash or, at the election of the Company, in shares of Common Stock (or a combination thereof). Such in-kind payment of interest at any time will be determined by the 30-day trailing VWAP, with the final number of shares of Common Stock issuable with respect to such in-kind payment rounded up to the next whole share. For the avoidance of doubt, the Holder shall not be entitled to receive interest on the Principal Balance to the extent interest has not accrued as of the date this Note is converted, redeemed or exchanged in accordance with Section 3 or Section 4.

2.2    Payment. The Principal Balance and all accrued and unpaid interest due hereunder shall be paid to the Holder in U.S. dollars on the Maturity Date. The Company shall make such payments by wire transfer of immediately available funds for the account of the Holder as the Holder may designate from time to time and notify in writing to the Company at least three Business Days prior to the Maturity Date. If the Maturity Date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay.

2.3    No Prepayment. Other than as expressly permitted under this Note, the Company may not pay any unpaid Principal Balance or accrued but unpaid interest of this Note before the Maturity Date.

2.4    Ranking. This Note shall rank senior to all existing unsecured indebtedness of the Company, and senior or pari passu to all future unsecured indebtedness of the Company, but subordinate to all current and future secured indebtedness of the Company.

3.  CONVERSION.

3.1    Optional Conversion. At any time during the period beginning on June 1, 2022 and ending on May 31, 2027, the entire Principal Balance and all accrued and unpaid interest then outstanding under this Note shall, at the option of the Holder, be convertible (in whole, not in part) into Conversion Shares at the Conversion Price. The Holder shall effect such conversion by providing the Company a conversion notice. Such conversion notice shall specify the entire Principal Balance and accrued but unpaid interest to be converted, the effective Conversion Price, and the effective date of conversion.

3.2    Mechanics of Conversion. Not later than five Business Days after any conversion date, the Company shall issue, or cause to be issued to the Holder the number of Conversion Shares being acquired upon the conversion of this Note. Upon conversion, this Note shall no longer be deemed to be outstanding and all rights with respect to this Notes shall immediately cease and terminate at the date of conversion, except only the right to receive Conversion Shares in exchange therefor as provided herein, and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided herein. The Holder agrees to surrender this Note to the Company (or Lost Note Documentation where applicable) as soon as practicable after conversion, and the Holder shall not be entitled to receive any certificates representing the Conversion Shares issuable upon conversion of this Note unless and until Holder has surrendered the original of this Note (or Lost Note Documentation where applicable).

3.3    No Fractional Shares. No fractional shares shall be issued upon conversion of this Note. If upon any conversion of this Note, a fraction of a share would otherwise be issued, then in lieu of such fractional share, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

3.4    Reservation of Shares. The Company agrees that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of this Note. The Company agrees that all Conversion Shares that shall be so issuable shall, upon issue in accordance with the terms herein, be duly authorized, validly issued, fully paid and nonassessable.

3.5    Adjustment to Conversion Price. If the Company at any time subdivides (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Company at any time combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 3.5 shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 3.5 occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.

3.6    Limitations on Conversion. Notwithstanding anything herein to the contrary, the Holder shall not attempt to convert any portion of this Note and the Company shall not issue to the Holder any Conversion Shares to the extent such shares, after giving effect to such issuance and when added to the number of shares of Conversion Shares issued and issuable to the other Holders pursuant to the other Notes, would result in the Holders (and their affiliates) being issued Common Stock that in the aggregate would exceed (i) 19.99% of the number of shares of Common Stock outstanding (the “Maximum Aggregate Ownership Amount”), or (ii) 19.99% of the total voting power of the Company’s securities outstanding that are entitled to vote on a matter being voted on by holders of the Common Stock (the “Maximum Aggregate Voting Amount”), unless and until the Company obtains shareholder approval permitting such issuance in accordance with applicable rules of the NASDAQ Capital Market (or any other applicable national securities exchange) (“Stockholder Approval”). For purposes of this Section 3.6, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as the case may be, filed with the Securities and Exchange Commission, (y) a more recent public announcement by the Company, or (z) any other notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock outstanding. If on any attempted conversion of this Note the resulting issuance of Conversion Shares would result in the Holders (and their affiliates) exceeding the Maximum Aggregate Ownership Amount or the Maximum Aggregate Voting Amount and the Company shall not have previously obtained Stockholder Approval at the time of conversion, then the Company shall only issue to the Holder such number of Shares as may be issued below the Maximum Aggregate Ownership Amount or Maximum Aggregate Voting Amount, as the case may be.

4.    REDEMPTION; EXCHANGE.

4.1    Optional Redemption. At any time on or after June 1, 2025, the Company may, at its option and upon 30 days written notice provided to the Holder, elect to redeem the Note (in whole and not in part) and the Holder shall be obligated to surrender the Note, at a redemption price equal to 100% of the outstanding Principal Balance, together with any accrued but unpaid interest thereon to the redemption date. Notwithstanding the preceding or anything in Section 3 to the contrary, after receipt of such redemption notice from the Company, the Holder may, at its option, elect to convert the Principal Balance and accrued interest into Conversion Shares as set forth in Section 3 by giving written notice of such election to the Company no later than 5 days prior to the date fixed for redemption; provided that if the redemption notice is issued after May 31, 2027, the foregoing right of the Holder to elect to convert this Note into Conversion Shares shall not apply.

4.2    Change of Control Transactions. In the event the Company enters into a definitive agreement to consummate a Change of Control, the Company may, at its option and upon ten Business Days prior written notice to the Holder, elect to redeem the Note (in whole and not in part), and the Holder shall be obligated to surrender the Note, at a redemption price equal to 100% of the outstanding Principal Balance, together with any accrued but unpaid interest thereon to the redemption date. Notwithstanding the preceding or anything in Section 3 to the contrary, after receipt of such redemption notice from the Company, the Holder may, at its option, elect to convert the Principal Balance and accrued interest into Conversion Shares as set forth in Section 3 by giving written notice of such election to the Company no later than 15 days prior to the date fixed for redemption.

4.3    Exchange of Note. If at any time on or before December 31, 2022, the Company proposes to issue new senior unsecured convertible promissory notes to third party investors (a “Subsequent Offering”), the Company shall notify the Holder of such Subsequent Offering and the aniticpated closing date thereof. Thereafter the Holder shall have the right, upon notice to the Company at least five Business Days prior to the closing of the Subsequent Offering, to exchange (in whole, not in part) this Note for a new unsecured promissory note having the same terms and conditions as the notes being offered in the Subsequent Offering, and in an original principal amount equal to the sum of (i) the Principal Balance of this Note being exchanged, plus (ii) accrued and unpaid interest due under this Note calculated as of Business Day immediately preceding the date of exchange.

5.    REPRESENTATIONS AND WARRANTIES.

5.1    Representations and Warranties of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted. The execution, delivery and performance by the Company of this Note is within the power of the Company and has been duly authorized by all necessary actions on the part of the Company. This Note constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. The performance and consummation of the transactions contemplated by this Note do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material debt or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

5.2    Representations and Warranties of Holder. Holder has full legal capacity, power and authority to execute and deliver this Note and to perform its obligations hereunder. This Note constitutes valid and binding obligation of Holder, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. Holder is an accredited investor as such term is defined in Rule 501 of Regulation D under the Act. Holder has been advised that this Note any of the shares of Common Stock issuable upon conversion of this Note have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Holder is purchasing this Note and the securities to be acquired by the Holder hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. Holder has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing Holder’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

6.  EVENTS OF DEFAULT. Each of the following events shall constitute an “Event of Default” hereunder:

(a)    The Company fails to make any payment when due under this Note on the applicable due date or within five Business Days after written notice of such failure has been given by Holder to the Company;

(b)    The Company fails to comply with its obligation to convert, redeem or exchange this Note as described herein, and such default continues for a period of five Business Days;

(c)    Any representation or warranty made by the Company under or in connection with the issuance of this note shall prove to have been incorrect in any material respect when made;

(d)    Except for defaults or events of defaults existing as of the Original Issue Date (or defaults or events of default that will exist due to circumstances existing as of the Original Issue Date), any default after any cure period under, or acceleration prior to maturity of, any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company in excess of $1,000,000, or for money borrowed the repayment of which is guaranteed by the Company for in excess of $1,000,000, whether such indebtedness or guarantee now exists or shall be created hereafter;

(e)    A receiver is appointed for any material part of the Company’s property, the Company makes a general assignment for the benefit of creditors, or the Company becomes a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts or for its liquidation; or

(f)    The Company’s Board of Directors adopts a resolution for the liquidation, dissolution or winding up of the Company.

If an Event of Default occurs and is continuing, the Holder may declare all of the then outstanding Principal Balance any accrued but unpaid interest due thereon, to be due and payable immediately, except that in the case of an Event of Default arising from events described in clauses (d) and (e) of Section 6(a), this Note shall become due and payable without further action or notice.

7.  GENERAL PROVISIONS.

7.1    Waivers. The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.

7.2    Attorneys’ Fees. In the event any party is required to engage the services of an attorney for the purpose of enforcing this Note, or any provision thereof, each party shall bear its own expenses and costs, including attorneys’ fees.

7.3    Transfer; Successors and Assigns. Subject to compliance with applicable securities laws, this Note, and all rights, privileges and obligations hereunder, may be assigned by Holder to any transferee that is an affiliate of Holder, provided that the transferee executes and delivers an acknowledgement that such transferee agrees to be subject to, and bound by, all the terms and conditions of this Note, and the terms and conditions of such assigned Note shall inure to the benefit of and be binding upon such transferee. None of the rights, privileges, or obligations set forth in, arising under, or created by this Note may be assigned or transferred by the Company without the prior consent in writing of Holder. Except as otherwise provided, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

7.4    Governing Law. This Note shall be governed by and construed under the internal laws of the State of Colorado, without reference to principles of conflict of laws or choice of laws.

7.5    Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

7.6    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt.

7.7    Interest Rate Limitation. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, then the Company shall not be obligated to pay, and Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.

7.8    Amendments and Waivers. This Note may not be amended and provisions hereunder may not be waived without the written consent of each of the Company and a Majority-in-Interest of the Holders.

7.9    Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Note to the extent they are held to be unenforceable and the remainder of this Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Unsecured Convertible Promissory Note to be signed in its name as of the date first written above.

THE COMPANY Hallador Energy Company By: /s/BRENT K. BILSLAND Brent K. Bilsland President and Chief Executive Officer

AGREED AND ACKNOWLEDGED:
HOLDER NextG Partners, LLC By: /S/ STEVEN HARDIE Name:STEVEN HARDIE Title: Managing Member